CONTACTS

Gary L. Nalbandian	Mark A. Zody
Chairman/President	Chief Financial Officer
(717) 412-6301

PENNSYLVANIA COMMERCE BANCORP

NET INCOME UP 13%; ASSETS SURPASS $2 BILLION

October 18, 2007 – Harrisburg, PA – Pennsylvania Commerce Bancorp, Inc. (NASDAQ Global Select Market Symbol: COBH), parent company of Commerce Bank/Harrisburg, N.A., reported increased assets, deposits, loans and net income for the third quarter of 2007, announced Gary L. Nalbandian, Chairman.

Third Quarter Financial Highlights
September 30, 2007
%
Change (1)
Total assets	$ 2.02	Billion	10%

Total core deposits	$ 1.62	Billion	4%

Total loans (net)	$ 1.10	Billion	19%

Total revenues	$ 21.0	Million	18%

Net income	$ 1.9	Million	13%

Diluted net income per share	$ 0.28		8%

(1) Compared to Third Quarter Ended September 30, 2006

Chairman’s Statement

In commenting on the Company’s financial results, Chairman Nalbandian noted the following highlights:

➢	Total assets increased to $2.02 billion.

➢	Core deposits now exceed $1.62 billion.

➢	Net loans grew $176 million, or 19%, over the third quarter one year ago.

➢	Asset quality remains strong with net charge-offs for the quarter of only 0.02% and a non-performing loan coverage ratio of 319%.

➢	Total revenues grew 18% for the quarter to $21.0 million.

➢	Deposit charges and service fees grew 25% for the third quarter over the same period one year ago.

➢	Net income was $1.9 million, up 13% over the third quarter one year ago.

➢	Diluted net income per share was $0.28 for the third quarter, an 8% increase over the third quarter of 2006.

➢	Shareholder equity increased $9.1 million, or 9%, to $108.3 million.

New Stores and Awards

➢	During the third quarter, the Company opened 3 new stores, increasing the total number of stores to 33 throughout its six-county footprint.

➢	New stores opened during the third quarter were as follows:

Location	County
Shillington Road	Berks
Manheim Pike	Lancaster
Linglestown Road	Dauphin

➢	On the national stage, J.D. Power & Associates ranked Commerce #1 in Customer Satisfaction in the Mid-Atlantic Region.

➢	For the fourth straight year, Commerce Bank was voted Best Bank by the Harrisburg Magazine Simply the Best Readers’ Poll.

➢	Pennsylvania Commerce Bancorp is an independent member of the “Commerce Bank Network,” a network of banks established by Commerce Bancorp, Inc. (NYSE: CBH) based in Cherry Hill, N.J.

Balance Sheet

	September 30,
(dollars in thousands)	2007	2006	% Increase
Total assets	$2,015,486	$1,838,173	10%

Total loans (net)	1,104,322	927,950	19%

Core deposits	1,621,390	1,556,458	4%

Total deposits	1,641,887	1,606,253	2%

Lending

Total gross loans increased $177.4 million, or 19%, to $1.11 billion from $938 million one year ago, and the growth was represented across all loan categories. The composition of the Company’s loan portfolio is as follows:

(dollars in thousands)	9/30/07	% of Total	9/30/06	% of Total	$ Increase	% Increase
Commercial	$347,238	31%	$265,280	28%	$81,958	31%
Owner occupied	132,976	12	122,982	13	9,994	8
Total commercial	480,214	43	388,262	41	91,952	24
Consumer/residential	298,204	27	275,473	30	22,731	8
Commercial real estate	336,577	30	273,850	29	62,727	23
Gross loans	$1,114,995	100%	$937,585	100%	$177,410	19%

Asset Quality

The Company’s asset quality ratios are highlighted below:

	Quarter Ended
	September 30, 2007	June 30, 2007	September 30, 2006
Non-performing assets/assets	0.19%	0.21%	0.21%
Net loan charge-offs/average total loans	0.02%	0.01%	0.05%
Loan loss reserve/gross loans	0.96%	0.96%	1.03%
Non-performing loan coverage	319%	278%	265%
Non-performing assets/capital and reserves	3%	3%	3%

Non-performing assets and loans past due 90 days at September 30, 2007 totaled $3.7 million, or 0.19%, of total assets, as compared to $4.0 million, or 0.21% of total assets, at June 30, 2007 and $3.8 million, or 0.21%, of total assets one year ago.

Core Deposits

Core deposit growth by type of account is as follows:

	September 30,
(dollars in thousands)	2007	2006	% Change	3rd Qtr 2007 Cost of Funds
Demand noninterest-bearing	$281,366	$270,375	4%	0.00%
Demand interest-bearing	798,013	687,501	16	3.43
Savings	375,210	406,907	(8)	2.41
Subtotal	1,454,589	1,364,783	7	2.45
Time	166,801	191,675	(13)	4.16
Total core deposits	$1,621,390	$1,556,458	4%	2.65%

Core deposit growth by type of customer is as follows:

	September 30,	% of	September 30,	% of	%
(dollars in thousands)	2007	Total	2006	Total	Increase
Consumer	$591,066	36%	$592,270	38%	-%
Commercial	535,220	33	504,572	32	6
Government	495,104	31	459,616	30	8
Total	$1,621,390	100%	$1,556,458	100%	4%

Income Statement

	Three months ended September 30,			Nine months ended September 30,
(dollars in thousands, except per share data)	2007	2006	% Change	2007	2006	% Change
Total revenues	$21,006	$17,836	18%	$59,363	$53,353	11%
Total expenses	17,838	14,861	20%	51,636	43,284	19%
Net income	1,851	1,645	13%	4,534	5,732	(21)%
Diluted net income per share	$0.28	$0.26	8%	$0.69	$0.89	(22)%

Total revenues (net interest income plus non-interest income) for the third quarter increased $3.2 million, to $21.0 million, up 18% over the third quarter of 2006. Total revenues for the first nine months of 2007 increased by $6.0 million, or 11%, over the same period in 2006.

Net income totaled $1.9 million for the third quarter of 2007, a 13% increase over net income of $1.6 million for the third quarter of 2006. Net income per fully diluted share for the third quarter was $0.28, an 8% increase over the. $0.26 recorded for the same period a year ago.

Net Interest Income and Net Interest Margin

Net interest income for the third quarter of 2007 totaled $15.2 million, an increase of $2.0 million, or 15%, over the $13.2 million recorded a year ago.  This increase was a result of continued strong loan growth and improvement in the net interest margin.  For the first nine months of 2007, net interest income totaled $42.7 million, up $2.9 million, or 7%, over the $39.8 million recorded for the first nine months of 2006.

The net interest margin for the third quarter of 2007 was 3.36%, up 22 basis points (bps) over the 3.14% figure recorded in the third quarter of 2006, and compared to 3.19% for the second quarter of 2007.  The improvement in net interest margin is a result of increased yields on the Company’s earning assets combined with a reduction in the deposit and total cost of funds.

Net interest income, on a tax equivalent basis, totaled $15.5 million in the third quarter of 2007, an increase of $2.2 million, or 16%, over the third quarter one year ago. This figure was up $926,000 over net interest income on a fully taxable basis recorded in the second quarter of 2007.

Net Interest Income and Rate/Volume Analysis

As shown below, the increase in net interest income on a tax equivalent basis was due to volume increases in the Company’s earning assets, as well as improvement in the net interest margin.

(dollars in thousands)	Net Interest Income
September 30 2007 vs. 2006	Volume Increase	Rate Change	Total Increase	% Increase
Quarter	$ 956	$1,216	$2,172	16%
First Nine Months	2,404	861	3,265	8%

Noninterest Income

Noninterest income for the third quarter of 2007 totaled $5.8 million, up $1.1 million, or 24%, over $4.7 million a year ago.  The growth in noninterest income for the third quarter was reflected in increased deposit charges and service fees as depicted below:

	Three months ended September 30,			Nine months ended September 30,
(dollars in thousands)	2007	2006	% Change	2007	2006	% Change
Deposit charges and service fees	$5,402	$4,317	25%	$14,977	$12,242	22%
Other income	414	363	14	1,543	1,310	18
Subtotal	5,816	4,680	24	16,520	13,552	22
Net investment securities gains	-	-	-	171	-	100
Total noninterest income	$5,816	$4,680	24%	$16,691	$13,552	23%

Noninterest income for the first nine months of 2007 increased $3.1 million, or 23%, from $13.6 million in 2006.  Like the third quarter, the increase is due to growth in the level of deposit charges and service fees.

Noninterest Expenses

Noninterest expenses for the third quarter of 2007 were $17.8 million, up 20%, over $14.9 million one year ago.  The increases in noninterest expenses for the quarter were widespread across all categories, reflecting the Company’s continued growth.  Included in noninterest expenses for the third quarter of 2007 are costs related to two new stores opened in November 2006, as well as costs for the three new stores opened during the most recent quarter.  Also contributing to the increase was a higher level of regulatory fees as well as FDIC insurance assessments that were reintroduced to the Banking Industry starting January 1, 2007.  On a linked quarter basis, noninterest expenses were up $530,000, or 3%.

Noninterest expenses for the first nine months of 2007 totaled $51.6 million, up $8.4 million, or 19%, over the $43.3 million recorded during the same period in 2006.  This increase was attributable to the same costs as discussed in the previous paragraph.

Investments

At September 30, 2007, the Company’s investment portfolio totaled $721 million. Detailed below is information regarding the composition and characteristics of the Company’s investment portfolio at September 30, 2007.

Product Description	Available for Sale	Held to Maturity	Total
(in thousands)
Mortgage-backed securities:
Federal agencies pass through certificates (AAA rated)	$73,066	$84,370	$157,436
Collateralized mortgage obligations (AAA rated)	318,486	34,762	353,248
U.S. Government agencies/other	4,825	205,532	210,357
Total	$396,377	$324,664	$721,041
Duration (in years)	3.9	3.6	3.8
Average life (in years)	5.1	4.6	4.8
Quarterly average yield	5.40%	5.31%	5.37%

At September 30, 2007, the after tax depreciation of the Company’s available for sale portfolio was $4.5 million.

Capital

Stockholders’ equity at September 30, 2007 totaled $108.3 million, an increase of $9.1 million, or 9%, over stockholders’ equity of $99.2 million at September 30, 2006.  Return on average stockholders’ equity (ROE) for the three months and nine months ended September 30, 2007 and 2006 are shown below:

Return on Equity
Three Months Ended September 30,		Nine Months Ended September 30,
2007	2006	2007	2006
6.91%	6.77%	5.79%	8.15%

The Company’s capital ratios at September 30, 2007 were as follows:

	Commerce	Regulatory Guidelines “Well Capitalized”
Leverage Ratio	7.30%	5.00%
Tier 1	9.87%	6.00%
Total Capital	10.62%	10.00%

Shareholder Returns

	As of September 30, 2007
	Commerce	NASDAQ Bank Index
1 Year	21%	(5%)
3 Years	11%	3%
5 Years	12%	9%
10 Years	12%	7%

FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION

The Company may, from time to time, make written or oral “forward-looking statements”, including statements contained in the Company’s filings with the Securities and Exchange Commission (including the annual report on Form 10-K and the exhibits thereto), in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company’s control). The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan” and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s financial performance to differ materially from that expressed in such forward-looking statements:

•	the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations;
•	the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System;
•	inflation;
•	interest rate, market and monetary fluctuations;
•	the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers;
•	the willingness of customers to substitute competitors’ products and services for the Company’s products and services and vice versa;
•	the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance);
•	the impact of the rapid growth of the Company;
•	the Company’s dependence on Commerce Bancorp, Inc. to provide various services to the Company;
•	changes in the Company’s allowance for loan losses;
•	effect of terrorists attacks and threats of actual war;
•	unanticipated regulatory or judicial proceedings;
•	changes in consumer spending and saving habits;
•	and the success of the Company at managing the risks involved in the foregoing.

Because such forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company. For information, concerning events or circumstances after the date of this report refer to the Company’s filings with the Securities and Exchange Commission (“SEC”).